FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                   JERRY SWON

      THIS FIRST AMENDMENT dated November 11, 2005 (the "Amendment") among Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group"),
Millennium Biotechnologies, Inc. (the "Company"), and Jerry Swon (the "Executive").

      WHEREAS, the Executive is employed by the Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of April 1, 2001 (the "Agreement");

      WHEREAS, the Company desiring to secure the continued services of the Executive, and the Executive desiring to continue in the employment of the Company have agreed to amend the Agreement as provided herein.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend the Agreement, as follows:

      1. Section "2" of the Agreement is amended to read as follows:

            2. Term of Employment. The Executive's employment under this Agreement shall be deemed effective as of April 1, 2001 and shall terminate on the earliest of (i) December 31, 2010, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement (the "Employment Term").

      2. Section "2" of the Agreement is amended to read as follows:

            2.1. Base Salary. The Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $300,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

            2.2. Increase in Base Salary. Immediately following the first fiscal quarter in which the Company shall have achieved annualized revenues in excess of $5,000,000, the Base Salary shall be increased to the rate of $400,000 per annum. Immediately following the first fiscal quarter in which the Company shall have achieved annualized revenues in excess of $10,000,000, the Base Salary shall be increased to the rate of $500,000 per annum.

            2.3 Stock Options. Group shall issue to the Executive options ("Options") to purchase 5,000,000 shares of common stock of which
            (a) Options for the first 1,000,000 shares shall vest and become exercisable immediately following the first fiscal year in which the Company shall have achieved annual revenues in excess of $5,000,000;
            (b) Options for the second 1,000,000 shares shall vest and become exercisable immediately following the first year in which the Company shall have achieved annual revenues in excess of $10,000,000; (c) Options for the third 1,000,000 shares shall vest and become exercisable immediately following the first year in which the Company shall have achieved annual revenues in excess of $15,000,000; (d) Options for the fourth 1,000,000 shares shall vest and become exercisable immediately following the first year in which the Company shall have achieved annual revenues in excess of $20,000,000; and (e) Options for the fifth 1,000,000 shares shall vest and become exercisable immediately following the first year in which the Company shall have achieved annual revenues in excess of $25,000,000. Notwithstanding the foregoing, in the event of (i) a Change of Control; (ii) the Executive's employment is terminated by the Company Without Cause; (iii) employment hereunder is terminated by the Executive for Good Reason; (iv) the Death of the Executive; and/or (v) Permanent Disability of the Executive, the Options which have not previously vested, shall immediately vest and become exercisable upon such event. The Options shall be exercisable at a price of $.50 per share for a period of five years from the date of this First Amendment, shall provide for cashless exercise and piggyback registration rights and shall be in the form of Option annexed to this Agreement. "Change of Control" shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"));
            (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company.

      3. MISCELLANEOUS

      3.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:


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

            To the Company or Group, to it at:

            Millennium Biotechnologies Group, Inc
            665 Martinsville Road, Suite 219
            Basking Ridge, New Jersey 07920
            Attention: President

            with a copy to:

            Silverman Sclar Shin & Byrne P.C.
            381 Park Avenue South, Suite 1601
            New York, NY 10016
            Fax: (212) 779-8858
            Attention: Peter R. Silverman

            To the Executive:

            Jerry Swon

            -------------------------------

            -------------------------------

      Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

      3.4. Entire Agreement; Amendment. This Agreement as amended by the First Amendment represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive. The Agreement may be further amended at any time by mutual written agreement of the parties hereto.


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

      3.5. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and Group have caused this First Amendment to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                                        Millennium Biotechnologies Group, Inc.

                                        Millennium Biotechnologies, Inc.


                                        By: /s/ Frank Guarino
                                           -------------------------------
                                           Frank Guarino

                                        Executive


                                        /s/ Jerry Swon
                                        ----------------------------------
                                        Jerry Swon


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